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                                  Exhibit 99.1



Contact: Investors                Media
         Thomas W. Stoltz         Jim Fingeroth
         Vice President,Finance   Roanne Kulakoff
         Factory Card Outlet      Kekst and Company
         (630) 238-0010           (212) 521-4800


                                  FOR IMMEDIATE RELEASE



                                 FACTORY CARD OUTLET
                           REVISES PERFORMANCE EXPECTATIONS



BENSENVILLE, IL   JUNE 4, 1997 --- Factory Card Outlet (NASDAQ:  FCPY) today announced that it is revising its performance expectations for the fourth quarter and year ended June 28, 1997.

The Company said it expects to report sales for the quarter in a range of $39 to $40 million compared to $31 million for the same period last year. However, this range of estimated sales is lower than the Company's planned sales of approximately $43 million for the quarter. As a result, Factory Card Outlet said its earnings for the quarter and year are likely to be below current Wall Street expectations.

The Company said it now believes its earnings for the quarter will be in the range of $0.22 to $0.25 per share, compared with consensus analyst estimates of $0.34 per share. The Company said actual earnings will depend primarily on sales during the balance of June and the level of inventory shrinkage. For the revised earnings estimate for the quarter and year, inventory shrinkage is being reserved at 3.5% compared to last year's actual inventory shrinkage of 2.0%.

The Company also said its gross margin percent and selling, general and administartive expenses are estimated to be on plan for the quarter.

For the year, the Company currently expects that earnings will be in the range of $0.18 to $0.22 per share, compared with the consensus analyst estimate of $0.33 per share. These results would represent a significant increase in earnings for the Company, which had earnings of $0.01 per share last year.


Charles R. Cumello, President and Chief Executive Officer, said, "We can trace the sales shortfall to three factors which affected our April-May results. First, we moved up one week earlier than last year two direct mail advertising circulars in an attempt to spur earlier sales and traffic, but this had the effect of negatively impacting both our Mothers' Day and Memorial Day business. Second, while the Company has successfully opened all of its planned stores for the year, sales during April and May were reduced by approximately $500,000 due to some stores opening later than planned. Lastly, there were some merchandise issues which resulted in loss of sales in certain categories. These issues have been identified and are in the process of being corrected.


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DRAFT NEWS RELEASE/JUNE 4, 1997
PAGE TWO


"While this will affect current quarter earnings, it is important to understand that these are correctable issues, and Factory Card Outlet's business remains fundamentally strong and our growth plan on track. The Company completed its fiscal 1997 store opening program with the opening of its 140th store in Williamsville, New York on May 8, 1997, and also completed the implementation of its chain-wide point-of-sales system in April, 1997."


This press release regarding the quarterly results of Factory Card Outlet Corp. includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not constitute historical facts and involve risks and uncertainties, including, but not limited to, the possibility that adverse economic or other factors may cause actual results to be materially different than current estimates and projections. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information contained in this press release is readily available in the Company's Registration Statement on Form S-1 dated December 12, 1996 starting with the section on RISK FACTORS. Copies of this Registration Statement are available on request directed to the President of the Company.

Factory Card Outlet is a rapidly growing chain of company-owned superstores offering a vast assortment of party supplies, greeting cards, gift wrap and other special occasion merchandise at everyday value prices. As of June 4, 1997, the company currently operates 140 stores in 18 states primarily in Midwest and the mid-Atlantic regions of the U.S.